Exhibit 10.1

IRON MOUNTAIN INCORPORATED

745 Atlantic Avenue

Boston, MA 02111

April 18, 2011

Elliott Associates, L.P.

Elliott International, L.P.

712 Fifth Avenue, 36th Floor

New York, New York 10019

Ladies and Gentlemen:

This letter constitutes the agreement (the “Agreement”) between Iron Mountain Incorporated, a Delaware corporation (the “Company”), Elliott Associates, L.P. (“Elliott Associates”) and Elliott International, L.P. (“Elliott International” and together with Elliott Associates, the “Investors”) with respect to the matters set forth below.  The Company and the Investors have agreed that it is in their mutual interests to enter into this Agreement, which, among other things, terminates the pending proxy contest for the election of directors at the 2011 Annual Meeting (hereinafter defined).  The parties hereto agree as follows:

1.                                       The 2011 Annual Meeting of Stockholders of the Company (the “2011 Annual Meeting”) shall be held on or about June 10, 2011.  The Company shall not delay or postpone such meeting date or the election of directors at the 2011 Annual Meeting, unless a quorum is not obtained, in which case the Company shall use all reasonable best efforts to cause the 2011 Annual Meeting to be held and the election of directors thereat to be conducted as promptly thereafter as practicable; provided, however, that the Company may delay or postpone such meeting date or the election of directors at the 2011 Annual Meeting for a reasonable amount of time, but in no event later than July 11, 2011, if the Company reasonably determines that such delay or postponement is necessary to solicit additional proxies if there are insufficient votes at the time of the meeting to pass each of the proposals set forth in the Company’s Proxy Statement (hereinafter defined).  The record date for the 2011 Annual Meeting shall be April 12, 2011 (the “Record Date”); provided, however, that the Company may, if necessary, declare a new Record Date in the event the 2011 Annual Meeting is delayed or postponed pursuant to the previous sentence.  The Company agrees not to add any additional proposals to the Company’s proxy statement prepared in connection with the 2011 Annual Meeting (the “Company’s Proxy Statement”).

2.                                       With respect to the vacancy on the board of directors of the Company (the “Board”) created by Bob Brennan’s resignation effective as of April 12, 2011, the

Board will (i) nominate Allan Z. Loren (the “Investor Nominee”) for election to the Board at the 2011 Annual Meeting whose term shall expire at the Company’s 2012 Annual Meeting of Stockholders of the Company (the “2012 Annual Meeting”), (ii) name and recommend the Investor Nominee as a nominee for election to the Board in the Company’s Proxy Statement, and (iii) cause all proxies received by the Company to be voted in the manner specified by such proxies.  The Company shall use all reasonable best efforts to ensure that the Investor Nominee is elected by the Company’s stockholders at the 2011 Annual Meeting.

The Company’s Proxy Statement and proxy cards for the 2011 Annual Meeting and all other solicitation materials to be delivered to stockholders in connection with the 2011 Annual Meeting (in each case excepting any materials delivered prior to the date hereof) shall be prepared in accordance with, and in furtherance of, this Agreement.  The Company will provide the Investors with copies of any portion of proxy materials or other solicitation materials that contain statements relating to the Investors, the Investor Nominee or this Agreement within a reasonable period (and, in any event, at least one business day) in advance of filing such materials with the Securities and Exchange Commission (“SEC”) or disseminating the same in order to permit the Investors a reasonable opportunity to review and comment on such materials.  The Company will, in good faith, take into consideration the comments received on such materials from the Investors and will not be unreasonable in its refusal to incorporate such comments into the Company’s Proxy Statement.

3.                                       Constantin R. Boden will not stand for reelection at the 2011 Annual Meeting and his service as a director of the Company will end as of the date of the 2011 Annual Meeting.  As a result, the Board will nominate eleven candidates for election to the Board at the 2011 Annual Meeting (including the Investor Nominee as provided for in Paragraph 2 above).  Promptly following the execution of this Agreement, for the purpose of filling the remaining vacancy on the Board so that the Board will consist of twelve directors, the Nominating and Governance Committee of the Board will engage an independent search firm to identify potential independent director candidates whose characteristics will include a combination of the following: (i) significant commercial real estate experience, (ii) a strong investment and capital allocation background and (iii) experience with REITs; provided, that the list of potential independent director candidates shall include Ted R. Antenucci.  The Nominating and Governance Committee shall present to the Investors a list (the “Initial Director List”) of potential independent director candidates from such candidates identified by the independent search firm; provided, that the Nominating and Governance Committee shall act reasonably in establishing the Initial Director List.  Upon the review and approval of the Initial Director List by the Investors and Davis Selected Advisors, L.P. (“Davis”) (which review and approval shall include the right to reasonably veto any candidate from the Initial Director List), such list of candidates (which list shall in no event be comprised of less than two candidates) shall thereafter become the “Final Director List”.  Notwithstanding the foregoing, Ted R. Antenucci shall be included in both the Initial Director List and the Final Director List.  The Board will, in consultation with its advisors, select and appoint a director from the Final Director List to fill such vacancy created by Mr. Boden’s departure (the “Board Appointed Director”).  Notwithstanding the foregoing, in the event the Board fails to select and appoint the Board Appointed Director on or prior to June 30, 2011, then Davis shall be entitled to select a director from the Final Director List or from a new list of candidates identified by the independent search firm in the same manner as the selection and appointment of the Board Appointed Director as set forth above, to fill such vacancy and serve as the Board Appointed Director, and the Board will, promptly following such selection by Davis, appoint such person as the Board Appointed Director hereunder.  The Board Appointed Director shall serve until the 2012 Annual Meeting and his or her successor is duly elected and qualified, or until such Board Appointed Director’s earlier death, resignation, or removal.

Each of the Investor Nominee and the Board Appointed Director, upon election to the Board, will serve as a member of the Board and will be governed by the same protections and obligations regarding confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies and other governance guidelines (it being understood that such policies shall not restrict the activities of the Investors) and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company.

4.                                       If, at any time during the Restricted Period, either the Investor Nominee or the Board Appointed Director becomes unable to serve as a director of the Company as a result of such individual’s death, incapacity or otherwise, or is otherwise unwilling to serve, then the Board will promptly (or, in the case of the Investor Nominee, if such event occurs prior to the 2011 Annual Meeting, promptly following the 2011 Annual Meeting) select a replacement designee from the Final Director List and appoint such replacement individual to the Board (and such individual shall thereafter constitute the Investor Nominee or Board Appointed Director, as appropriate, hereunder).  In the event there are no director candidates remaining on the Final Director List or all the directors remaining on the Final Director List are unable to serve as a director of the Company as a result of such individual’s death, incapacity or otherwise, or are otherwise unwilling to serve as a director of the Company, then a replacement shall be identified and selected as promptly as practicable thereafter in the same manner as the selection and appointment of the Board Appointed Director as set forth in Paragraph 3 above (and such individual shall thereafter constitute the Investor Nominee or Board Appointed Director, as appropriate, hereunder).

5.                                       During the Restricted Period, the Investors shall cause all of the Voting Securities which they hold on the record date for the 2011 Annual Meeting, and which they are entitled to vote for the election of directors, to be voted in favor of each of the Board’s nominees (including, without limitation, the Investor Nominee that is to be named pursuant to Paragraph 2 above) at the 2011 Annual Meeting, and each of the Investors shall cause all Voting Securities that it is entitled to vote at the 2011 Annual Meeting (whether held of record or beneficially) to be present for quorum purposes.

For purposes of this Agreement, the term “Voting Securities” shall mean the shares of common stock, $0.01 par value per share (the “Common Stock”), and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such Common Stock or other securities, whether or not subject to the passage of time or other contingencies.

6.                                       The Board shall create a special committee consisting of at least four, but no more than six, directors (the “Special Committee”) for the purposes of conducting a comprehensive review of the potential value and impact of alternative financing, capitalization and tax optimization strategies (including a potential REIT conversion), and other opportunities to maximize shareholder value (collectively, the “Strategic Review”).

7.                                       In connection with such Strategic Review:

(a)                          Richard Reese, the Company’s Chairman and Chief Executive Officer, shall serve as chairman of the Special Committee.  In addition to other potential members of the Special Committee, the Investor Nominee (upon his election as a director) and the Board Appointed Director (upon his or her appointment as a director) shall serve as members of the Special Committee.

(b)                         Advisors to the Investors and the Company shall be afforded the opportunity to present to the Special Committee and the Board their views and analysis with respect to a potential REIT conversion.

(c)                          The Special Committee shall have the authority to engage such additional advisors as it reasonably deems appropriate, in light of its fiduciary duties, to complete a comprehensive evaluation of a potential REIT conversion.

(d)                         The Special Committee shall present its findings and conclusion to the Board and the Board shall deliberate and make a final decision (the “Final REIT Decision”) with respect to a potential REIT conversion.

(e)                          The Final REIT Decision and the Board’s rationale with respect to such Final REIT Decision, shall be (A) made and communicated by the Board to the Investors within 12 months from the date of the 2011 Annual Meeting and (B) publicly announced by the Board promptly (and, in any event, no more than 24 hours) following such communication to the Investors, in such manner that the Board reasonably deems appropriate.

8.                                       Promptly following the 2011 Annual Meeting, the Board shall amend the charter of the Finance Committee such that the Finance Committee’s mandate shall also include review of material capital allocation decisions, strategic investments and dispositions and other opportunities for maximizing shareholder value, whether or not effected as a result of the Strategic Review.  The Finance Committee will be renamed the Strategic Planning and Capital Allocation Committee.

9.                                       In connection with the pending proxy contest for the election of directors at the 2011 Annual Meeting:

(a)                                  The Investors hereby withdraw their letter dated March 2, 2011 providing notice to the Company of their intention to nominate certain individuals for election as directors of the Company at the 2011 Annual Meeting (the “Shareholder Nomination”).

(b)                                 During the Restricted Period, the Investors shall immediately cease all efforts, direct or indirect, in furtherance of the Shareholder Nomination and any other proposals in the revised preliminary proxy statement filed by the Investors with the Securities and Exchange Commission (“SEC”) on Schedule 14A on March 31, 2011 (the “Elliott Proxy Statement”) and shall not vote, deliver or otherwise use any proxies heretofore obtained in connection with the Shareholder Nomination or the Elliott Proxy Statement.  During the Restricted Period, none of the Investors shall (i) engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended or the rules or regulations thereunder (the “Exchange Act”)) of proxies or consents, in each case, with respect to securities of the Company, except in accordance with the terms of this Agreement; (ii) seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at the 2011 Annual Meeting and, so long as the Restricted Period continues, the 2012 Annual Meeting of Stockholders of the Company, except in accordance with the terms of this Agreement; (iii) initiate, propose or otherwise “solicit” stockholders of the Company for the approval of any stockholder proposal; (iv) form, join or in any way participate in any “group” pursuant to Rule 13d-5 promulgated by the SEC under the Exchange Act with respect to any Voting Securities of the Company, other than a “group” that includes all or some lesser number of the persons identified as part of the Investors and the Elliott Participants (as such term is defined in the Elliott Proxy Statement), but does not include any other members who are not currently identified as members of the Investors or the Elliott Participants as of the date hereof; or (v) deposit any securities of the Company in a voting trust or subject any securities of the Company to any arrangement or agreement with respect to the voting of the Voting Securities of the Company.

(c)                                  During the Restricted Period, without the prior written consent of the Company, none of the Investors, nor any of their respective Affiliates (hereinafter defined), shall (i) acquire or offer, seek or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, any Voting Securities or assets or rights or options to acquire any Voting Securities or assets of the Company, if such acquisition would result in the Investors having beneficial ownership of more than 5% of the voting power of the Voting Securities; (ii) make or in any way participate as an offerer (as such term is defined in Schedule TO under the Exchange Act), directly or indirectly, in any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or its securities or assets (it being understood that the foregoing shall not restrict the Investors from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other shareholders of the Company); or (iii) make any public proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require the Company to make a public announcement regarding any of the types of matters set forth above in this paragraph.

(d)                                 For purposes of this Agreement, the term “Restricted Period” means the period from the date of this Agreement through the date that is 18 months following the date hereof; provided, however, that the Restricted Period shall expire if (i) the Company fails to comply in all material respects with the terms of this Agreement and such failure continues uncured for 15 business days (provided that no subsequent cure period shall exist for a failure that has already been subject to a cure period in accordance with this Agreement) or (ii) prior to the commencement of the period for the delivery of shareholder proposals and/or nominations to the Board, as determined in accordance with the Company’s By-laws, in connection with the 2012 Annual Meeting, (A) the Company fails to make and communicate the Final REIT Decision to the Investors and (B) the Board does not publicly announce its intention to nominate the Investor Nominee and the Board Appointed Director for election to the Board at the 2012 Annual Meeting.  Notwithstanding the foregoing, in the event the Investor Nominee or Board Appointed Director becomes unable to serve as a director of the Company as a result of such individual’s death, incapacity or otherwise, or is otherwise unwilling to serve for election at the 2012 Annual Meeting, then the nominee vacancies for the 2012 Annual Meeting created by the Investor Nominee and/or Board Appointed Director shall be filled in the same manner as the selection and appointment of the Board Appointed Director as set forth in Paragraph 3 above.

10.                                 On the date hereof, the Company and Investors will issue a joint press release in the form attached as Exhibit A (the “Joint Press Release”).  Neither the Company nor the Investors will make any public statements with respect to the matters covered by this Agreement (including in any filing with the SEC, any other regulatory or governmental agency, or any stock exchange, or in any materials that would reasonably be expected to be filed with the SEC, including pursuant to Rule 14a-6 or 14a-12 under the Exchange Act) that are inconsistent with, or otherwise contrary to, the statements in the Joint Press Release.  Without limiting the provisions of this Paragraph 10, to the extent that materials are required to be filed with the SEC or have been requested by the staff of the SEC to be filed, such materials may be filed by the parties hereto.

11.                                 Each party hereto shall refrain from making, or causing to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, (a) any of the proposals described in this Agreement or being discussed by the parties hereto in connection herewith, (b) the Company, its officers or its directors or any person who has served as an officer or director of the Company, (c) the Investors and the Investors’ advisors, their respective employees or any person who has served as an employee of the Investors and the Investors’ advisors or (d) any of their respective Affiliates, on or following the date hereof: (i) in any document or report filed with or furnished to (or reasonably expected to be filed with or furnished to) the SEC or any other governmental agency, (ii) in any press release or other publicly available format, (iii) to any stockholder of the Company or prospective stockholder of the Company, or (iv) to any journalist or member of the media (including, without limitation, in a television, radio, newspaper or magazine interview), in each case, with respect to the matters covered by this Agreement.  The foregoing shall not prevent the making of any factual statement in any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

The term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

12.                                 Each of the Investors, severally and not jointly, represents and warrants that:

(a)                                  This Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such individual or entity, enforceable against such individual or entity in accordance with its terms.

(b)                                 As of the record date for voting at the 2011 Annual Meeting, Elliott Associates is the direct record owner of 1,000 shares of the Company’s Common Stock and is the beneficial owner (directly or through its wholly owned subsidiary The Liverpool Limited Partnership) of an additional 4,309,388 shares of Common Stock.

(c)                                  As of the record date for voting at the 2011 Annual Meeting, Elliott International is the direct record owner of 1,000 shares of Common Stock and is the beneficial owner of an additional 5,666,488 shares of Common Stock.

(d)                                 Neither of the Investors is a party to any derivative agreement with respect to the shares of Common Stock.

(e)                                  They collectively own, and at all times during the prior three years have at all times owned, less than 5% of the outstanding Common Stock.

13.                                 The Company hereby represents and warrants that (i) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (ii) does not require the approval of the stockholders of the Company and (iii) does not and will not violate any law, any order of any court or other agency of government, the Certificate of Incorporation of the Company, as amended, or the By-Laws of the Company, as amended, or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.  Assuming the accuracy of the representations and warranties in Paragraph 12, the execution and delivery of this Agreement shall not cause any Investor to constitute an “Acquiring Person” pursuant to the Company’s shareholder rights plan, or an “interested stockholder” pursuant to Section 203 of the Delaware General Corporation Law.

14.                                 The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction without posting a bond or other undertaking restraining any violation or threatened violation of the provisions of this Agreement.  In the event that any action shall be brought in equity to enforce the provisions of the Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

15.                                 This Agreement constitutes the only agreement between the Investors and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written.  This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.  No party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.  Any purported transfer requiring consent without such consent shall be void.  No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party or parties hereto affected thereby, and then only in the specific instance and for the specific purpose stated therein.  Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

16.                                 If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.  The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

17.                                 This Agreement, and any dispute arising out of, relating to or in connection with this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflict of laws that would require the application of the law of a different jurisdiction.  Each party to this Agreement (a) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts.  The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Paragraph 20 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

Each of the parties to this Agreement, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right any of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them.  No party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

18.                                 Either party may terminate this Agreement (i) on the date that is 30 days prior to the commencement of the period for the delivery of stockholder proposals and/or nominations to the Board, as determined in accordance with the Company’s By-laws, in connection with the 2013 Annual Meeting of Stockholders of the Company or (ii) in the event of a material breach of this Agreement by the other party that is not cured within 15 business days following the delivery of written notice of such material breach by the non-breaching party to the breaching party; provided, however, no subsequent cure period shall exist for a material breach that has already been subject to a cure period in accordance with this Agreement.  Upon such termination, this Agreement shall have no further force and effect.  Notwithstanding the foregoing, Paragraphs 14 through 20 hereof shall survive termination of this Agreement and no termination of this Agreement shall relieve any party of liability for willful breach arising prior to such termination.

19.                                 This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other Persons.

20.                                 Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) as follows:

If to the Company:

Iron Mountain Incorporated

745 Atlantic Avenue

Boston, Massachusetts 02111

Attn: Ernest W. Cloutier

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn: Michael J. Aiello

If to the Investors:

Elliott Associates, L.P.

Elliott International, L.P.

712 Fifth Avenue, 36th Floor

New York, New York 10019

Attn: Elliot Greenberg

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attn:    Robert B. Schumer

Steven J. Williams

Any party may by notice given in accordance with this paragraph to the other parties designate updated information for notices hereunder.

21.                                 Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel.  Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

22.                                 This Agreement may be executed by the parties hereto in separate counterparts (including by fax and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

[The remainder of this page is intentionally left blank.]

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to the Company a copy of this Agreement.

Very truly yours,

IRON MOUNTAIN INCORPORATED

By:	/s/ C. Richard Reese
Name:	C. Richard Reese
Title:	Chairman and Chief Executive Officer

Accepted and agreed to as of the date first written above:

ELLIOTT ASSOCIATES, L.P.

By:	Elliott Capital Advisors, L.P.,
its General Partner

By:	Braxton Associates, Inc.,
its General Partner

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

ELLIOTT INTERNATIONAL, L.P.

By:	Elliott International Capital Advisors Inc.,
as Attorney-in-Fact

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

Signature Page to Letter Agreement

Exhibit A

Joint Press Release

IRON MOUNTAIN ANNOUNCES COMPREHENSIVE STRATEGIC PLAN TO ENHANCE STOCKHOLDER VALUE

Sets Plan for Significant Improvement in ROIC

Exploring Strategic Alternatives for Digital Business

Commits to Total Stockholder Payouts of Approximately $2.2 Billion Through 2013, With Approximately $1.2 Billion Returned to Stockholders Within 12 Months

Reaches Agreement with Elliott Management Corporation to Support Two New Board Members, Commits to Evaluating REIT Conversion

BOSTON — April 19, 2011 — Iron Mountain Incorporated (NYSE: IRM), the information management company, today announced a comprehensive strategic plan to enhance stockholder value.  In addition, the Company reached an agreement with Elliott Management Corporation to support one of Elliott’s nominees at the 2011 Annual Meeting of Stockholders and to add another independent director following the meeting.

Comprehensive Strategic Plan

By executing on its comprehensive strategic plan, Iron Mountain will be able to drive higher returns on invested capital (ROIC) and increase the return of capital to stockholders through:

•                  Sustaining its leadership in the highly attractive North America business

•                  Significantly improving its International portfolio

•                  Exploring strategic alternatives for its digital business

•                  Committing to total stockholder payouts of approximately $2.2 billion through 2013, including approximately $1.2 billion of capital returned over the next 12 months through a combination of share repurchases and dividends

•                  Forming a Special Committee to evaluate financing, capital, and tax strategies including conversion into a REIT

Sets Plan for Significant Improvement in ROIC

By executing on these initiatives, Iron Mountain expects to achieve after-tax ROIC (1) of 11% in 2013, up from 7.7% in 2010.  These gains will be driven by a combination of higher profitability levels and lower capital intensity.  Specifically, the Company seeks to achieve Adjusted OIBDA (1) margins of 32% while lowering its capital spending (excluding real estate) to approximately 6% of revenue by 2013.

(1) Adjusted OIBDA, ROIC and Free Cash Flow are non-GAAP measures.  Please refer to Investor Relations page of the Company’s website at www.ironmountain.com for additional information and reconciliations to the nearest GAAP measures.

“Over the years we have built a great global business with strong operating performance, record cash flows and a strong balance sheet,” said Richard Reese, Iron Mountain’s Chairman and Chief Executive Officer.  “Driven by our focus on operational excellence, since 2006 Iron Mountain has increased Adjusted OIBDA and Free Cash Flow (1) at compounded annual growth rates of 12% and 68%, respectively, well ahead of our solid 7% revenue growth.  In addition, we initiated a stockholder payout program in 2010, comprised of a $350 million share repurchase program and a quarterly dividend which was increased by 200% in December to an annual rate of $0.75 per share.

“Consistent with our focus on stockholder value creation, our Board and management team regularly review our business portfolio and capital allocation priorities.  We are proud of what we have accomplished at Iron Mountain, and we are always working to improve our returns.  By concentrating on our core strengths, optimizing our International portfolio and increasing our commitment to stockholder payouts, we believe we can further enhance stockholder value.”

Sustaining Leadership in Highly Attractive North America Business

Iron Mountain’s North American platform demonstrates the power of its business model.  By offering premium services and solutions, Iron Mountain has attained an industry leadership position.  Loyal customers recognize Iron Mountain’s superior value proposition, which drives significant recurring revenues and substantial cash flows.  In addition, through effective productivity initiatives and pricing optimization, Iron Mountain’s North American business generates record margins.  The Company will continue to invest efficiently in North America, including in its sales effort, to sustain cash flows and tap the large unvended opportunity in this market.

“Since 2007, Iron Mountain has driven significant improvements in North America’s gross margin (+800 basis points) and Adjusted OIBDA margins (+800 basis points),” said Mr. Reese.  “In addition, the Company has reduced the segment’s capital expenditures (2) as a percentage of revenues from 10.7% in 2007 to an estimated 4.3% in 2011.  We are committed to making efficient and productive investments in the North America business to sustain our leadership position and continue generating the highly attractive cash flows that support our stockholder payouts.”

Optimizing the International Portfolio

Iron Mountain plans to further optimize its International portfolio through targeted, market-specific initiatives that enhance the portfolio’s average ROIC.  In mature markets where Iron Mountain already has a leadership position, the Company is driving optimization by continuing to apply its proven best practices from the North America business.  In mature markets where Iron Mountain does not have a leadership position, the Company will implement aggressive improvement plans and will evaluate exit alternatives if the Company is unable to achieve its targeted returns.  In emerging markets, Iron Mountain will continue to invest to support profitable growth and market leadership.  Finally, in the BRIC countries, the Company is focusing on

(2) Defined as capex incurred excluding real estate

developing Brazil and furthering its joint venture efforts in Russia, India and China.  Successful implementation of this strategy is expected to drive a 700 basis point improvement in Adjusted OIBDA margins and increase after-tax ROIC by 500 basis points to 8% in the International business by 2013.

Mr. Reese commented, “With our top North America enterprise customers doing business with Iron Mountain around the world, our International portfolio is key to our overall value proposition.  Simply put, our top customers demand global service.  Given that the International portfolio has the same attractive fundamentals as our North America business, we see a great opportunity to drive significant revenue growth, margin expansion and higher returns on invested capital.  As market leadership drives returns, our goal remains to achieve #1 or #2 positions in all of our markets.”

Exploring Strategic Alternatives for the Digital Business

Iron Mountain is exploring strategic alternatives for its digital business, including a potential sale of the Company’s digital archiving, eDiscovery and online backup and recovery solutions.

Mr. Reese said, “We first entered the digital business 10 years ago as a natural extension of our core services to address a clear customer need.  Recently however, our digital business has faced a number of challenges resulting from a rapidly changing environment.  In light of these factors, our Board and management undertook a strategic review of the digital business beginning last Fall and concluded that the Company could not continue investing in technology development and meet its return requirements and that exploring strategic alternatives for the digital business was in the best interest of Iron Mountain’s stockholders.  As we move forward, Iron Mountain will continue to deliver technology services to solve our customers’ digital information management challenges through partnerships.”

The Company noted that there can be no assurance that the exploration of strategic alternatives for the digital business will result in any transaction.  Iron Mountain does not intend to further comment on the strategic alternatives process unless and until a definitive agreement is reached.

Increasing Return of Capital to Stockholders

Iron Mountain’s Board of Directors has committed to stockholder payouts of approximately $2.2 billion through 2013, with approximately $1.2 billion of capital returned to stockholders within the next 12 months through a combination of share buybacks, ongoing quarterly dividends and potential one-time dividends.

Iron Mountain announced its initial dividend in February 2010, which was increased by 200% in December 2010.  Iron Mountain currently pays an annual dividend of $0.75 per share and intends to grow the dividend as earnings and Free Cash Flow expand.  In addition, the Company plans to operate around the mid-point of its target leverage ratio range of 3x — 4x EBITDA (as defined in its senior credit agreement).

Mr. Reese said, “Our commitment to significant stockholder payouts demonstrates the Board’s confidence in our ability to grow our business profitably as we execute on our comprehensive strategic plan to enhance stockholder value.”

Settlement Agreement

Iron Mountain has reached an agreement (the “Settlement Agreement”) with Elliott Associates, L.P. and Elliott International, L.P. (together, “Elliott”) in connection with the 2011 Annual Meeting of Stockholders, which is scheduled to be held on June 10, 2011.  Under the terms of the Settlement Agreement, Iron Mountain has agreed to nominate Allan Z. Loren, one of Elliott’s nominees, to the Company’s Board of Directors at the 2011 Annual Meeting.  The Company has also agreed to appoint an additional, independent director to be mutually agreed upon by Iron Mountain, Elliott, and Davis Selected Advisers L.P., Iron Mountain’s largest stockholder.  To facilitate the Settlement Agreement, Constantin R. Boden has decided to retire from Iron Mountain’s Board after more than 20 years of service, effective at the upcoming Annual Meeting.  As such, after the addition of Mr. Loren and the new independent director candidate to be appointed after the completion of an independent search process, the Iron Mountain Board will continue to be comprised of 12 directors.

Elliott has agreed to withdraw its slate of director nominees and vote all of its shares in favor of the Company’s slate at the 2011 Annual Meeting.  Additionally, Elliott has agreed to abide by certain standstill provisions.

Iron Mountain’s Board has also agreed to form a Special Committee, chaired by Mr. Reese, to evaluate ways to maximize value through alternative financing, capital, and tax strategies, including making its first priority to evaluate a conversion to a REIT.  The Special Committee’s members will include Mr. Loren upon his election to the Board and the new independent director candidate to be appointed, as well as other directors yet to be named.  The conclusion of the evaluation process to potentially convert to a REIT is expected to take place within 12 months of the 2011 Annual Meeting.

Furthermore, Iron Mountain’s Board has agreed to amend the charter of the Finance Committee to increase its mandate to include the review of material capital allocation decisions and strategic opportunities for maximizing stockholder value.  The Finance Committee will be renamed the Strategic Planning and Capital Allocation Committee.

The full Settlement Agreement will be filed with the Securities and Exchange Commission on a Form 8-K.

“On behalf of Iron Mountain’s Board, I am pleased to nominate Allan Loren for election to our Board.  Allan is highly qualified and brings a significant amount of information management experience to Iron Mountain,” said Kent Dauten, Lead Independent Director of Iron Mountain’s Board.  “I would also like to thank Constantin Boden for his more than 20 years of service on our Board.”

“We are confident that this agreement with Elliott is in the best interest of the Company and our stockholders,” said Mr. Reese.  “I am personally committed to the execution of our plan including a thorough review of value creating opportunities, which includes an expedient evaluation of a potential REIT conversion.”

“Elliott is pleased to have helped contribute to this beneficial outcome. After reviewing with the Board and management the actions already taken and those underway, as well as their strategic plan for the future, we support today’s announcement.  The strategic proposals detailed today are aimed at increasing stockholder value and we look forward to continuing our dialogue with the Company as the plan progresses,” said Scott Tagliarino, Director of Global Communications at Elliott.

“We strongly support the Board of Directors’ plan to increase stockholder value with the actions announced today,” said Ken Charles Feinberg, portfolio manager at Davis Advisors.  “We applaud the Board for being responsive to shareholders and commend them for being exemplars of excellent corporate governance.”

Allan Z. Loren Bio

Mr. Loren is a Director at PHH Corporation. He serves as an Executive Coach to Chief Executive Officers.  Mr. Loren served as both Chairman and Chief Executive Officer at D&B from 2000 through 2004 and as Chairman in 2005.  Prior to joining D&B, he served as Executive Vice President and Chief Information Officer at American Express from 1994 to 2000, as President and Chief Executive Officer at Galileo International from 1991 to 1994, as President at Apple Computer US from 1988 to 1990, and as Chief Information Officer at Apple Computer from 1987 to 1988.  Mr. Loren was also the Chief Administrative Officer and Chief Information Officer at Cigna from 1979 to 1987 and 1971 to 1987, respectively.  He currently serves on the Board of Directors at Fair Isaac Corporation and on the Board of Trustees of Queens College, City University of New York as a Director.  Mr. Loren previously served on the Board of Directors at Hershey Foods, Reynolds & Reynolds, US Cellular, and Venator Group.

Advisors

J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated are serving as financial advisors and Weil, Gotshal & Manges LLP and Sullivan & Worcester LLP are serving as legal advisors to Iron Mountain.

Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal advisor to Elliott.

Conference Call and Investor Presentation to Discuss Comprehensive Strategic Plan

Iron Mountain will discuss the details of its comprehensive strategic plan on a conference call for investors on Wednesday, April 20, 2011 at 9:30 AM ET.  The public may access the conference call through a live audio webcast available on the investor relations section of its website, www.ironmountain.com.  The conference call can also be accessed in listen-only mode by dialing (888) 263-0282, passcode 61501375.  The Company suggests participants dial in approximately 10 minutes before the call.   In addition, a replay of the call may be accessed online at the investor relations section of its website, www.ironmountain.com, or by phone in the U.S. at (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers.  No access code will be required.  Telephone replays will be available from 12:30 PM ET on April 20, 2011 until 11:59 PM ET on April 27, 2011.

Iron Mountain will also post an investor presentation on the investor relations section of its website, www.ironmountain.com, at 6:00 AM ET on Wednesday, April 20, 2011.  The presentation will be furnished to the Securities and Exchange Commission (SEC) and will be available on the SEC’s website www.sec.gov.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) provides information management services that help organizations lower the costs, risks and inefficiencies of managing their physical and digital data. The company’s solutions enable customers to protect and better use their information—regardless of its format, location or lifecycle stage—so they can optimize their business and ensure proper recovery, compliance and discovery. Founded in 1951, Iron Mountain manages billions of information assets, including business records, electronic files, medical data, emails and more for organizations around the world. Visit www.ironmountain.com for more information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act.  Forward-looking statements include our 2011 through 2013 financial performance outlook and statements regarding our operations, economic performance, financial condition, goals, assumptions, beliefs, future growth strategies, investment objectives and expected capital spending, plans and current expectations, such as our three year financial objectives, increased Adjusted OIBDA margins and cash contributions, the exploration of strategic alternatives for our digital business, commitment to stockholder payouts, expected dividend payout and leverage ratios, expected continued productivity improvements and plans to maximize value and international expansion.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) the cost to comply with current and future laws, regulations and customer demands relating to privacy issues; (ii) the impact of litigation or disputes that may arise in connection with incidents in which we fail to protect our customers’ information; (iii) changes in the price for our services relative to the cost of providing such services; (iv) changes in customer preferences and demand for our services; (v) the cost or potential liabilities associated with real estate necessary for our business; (vi) the performance of business partners upon whom we depend for technical assistance or management expertise outside the United States;  (vii) changes in the political and economic environments in the countries in which our international subsidiaries operate; (viii) in the various digital businesses in which we are engaged, our ability to keep up with rapid technological changes, evolving industry expectations and changing customer requirements or competition for customers; (ix) the successful completion of our strategic alternative review process for our digital business; (x) claims that our technology violates the intellectual property rights of a third party; (xi) the impact of legal restrictions or limitations under stock repurchase plans on price, volume or timing of stock repurchases; (xii) the impact of alternative, more attractive investments on dividends or stock repurchases; (xiii) our ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (xiv) other trends in competitive or economic conditions affecting our financial condition or results of operations not presently contemplated; and (xv) other risks described more fully in our most recently filed Annual Report on Form 10-K under “Item 1A. Risk Factors.” and other documents that we file with or furnish to the SEC from time to time. Except as required by law, we undertake no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional Information

This may be deemed to be solicitation material in respect of the proposals described in Iron Mountain’s preliminary proxy statement in connection with its 2011 Annual Meeting of Stockholders, filed by Iron Mountain with the Securities and Exchange Commission (the “SEC”) on April 1, 2011. In addition, Iron Mountain will file with, or furnish to, the SEC all relevant materials, including a definitive proxy statement (when available). BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF IRON MOUNTAIN ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING, THE PRELIMINARY PROXY STATEMENT FILED BY IRON MOUNTAIN ON APRIL 1, 2011 AND, WHEN AVAILABLE, THE DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSALS.  The definitive proxy statement (when available) will be mailed to stockholders of Iron Mountain. Stockholders will be able to obtain, without charge, a copy of the preliminary proxy statement, the definitive proxy statement (when available) and other documents that Iron Mountain files with the SEC from the SEC’s website at www.sec.gov.  The preliminary proxy statement, definitive proxy statement (when available) and other relevant documents will also be available, without charge, by directing a request by mail or telephone to Iron Mountain Incorporated, Attn: Investor Relations, 745 Atlantic Avenue, Boston, Massachusetts 02111, or from Iron Mountain’s website, www.ironmountain.com, or by contacting Innisfree, toll free at (877) 717-3898.

Iron Mountain, its directors and executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies in connection with the 2011 Annual Meeting of Stockholders. Additional information regarding the interests of such potential participants is included in the preliminary proxy statement and will be included in the definitive proxy statement (when available).

Contacts:

Stephen P. Golden

Vice President, Investor Relations

Iron Mountain

617-535-4769

Judith Wilkinson / Andrea Rose / Matthew Cuneo

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Alan Miller / Jennifer Shotwell / Scott Winter

Innisfree M&A Incorporated

212-750-5833